Exhibit 23.1

Kreit & Chiu CPA LLP

733 Third Avenue, Floor 16, #1014

New York, NY 10017

(949) 326-CPAS (2727)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Ryde Group Ltd of our report dated April 26, 2024 on the consolidated balance sheets of Ryde Group Ltd. as of December 31, 2023 and 2022 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2023, appearing in the Company’s Annual Report on Form 20-F as of and for the year ended December 31, 2023.

We also consent to the reference to us under the caption “Experts” appearing in this prospectus of the Registration Statement.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

July 9, 2025

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